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                           November 8, 2021

       Doug Grau
       President
       AMERICAN REBEL HOLDINGS INC
       718 Thompson Lane , Suite 108-199
       Nashville, Tennessee 37204

                                                        Re: AMERICAN REBEL
HOLDINGS INC
                                                            Registration
Statement on Form S-1
                                                            Filed on November
1, 2021
                                                            File No. 333-260646

       Dear Mr. Grau:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Bradley
Ecker at (202)-551-4985 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing